Exhibit 4.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT TRIVAGO N.V.
TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY “[*]”.

Amendment to Series B Preferred Share Purchase Agreement

This amendment (this “Amendment”) is entered into as of 30 July 2024 by and between Holisto Ltd, an Israeli private limited liability company, registered number 515341535 with its principal office at 2 Sderot Nim, Rishon Lezion, Israel (the “Company”) and trivago N.V., a company organized under the laws of the Netherlands (“Trivago”).

Whereas     the Amendment is being executed in connection with, and inducement for, an investment by Trivago in the Company, pursuant to that certain Series B Preferred Share Purchase Agreement dated as of or around the date hereof, by and among the Company, Trivago and the ceratin other parties thereto (the “SPA”).

NOW THERFORE, the Parties agree as follows:

Capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to them in the SPA.

1.Indemnification
Section 7.4 to the SPA is hereby deleted in its entirety and replaced with the following:
“In addition, the Company shall defend, indemnify and hold harmless the Lead Investor, its directors, officers, shareholders, and employees, against and in respect of any and all Losses, sustained thereby as a result of, or arising from, or in connection with [*]”

2.Miscellaneous
2.1.Section 10 (Miscellaneous) of the SPA shall apply to this Amendment mutatis mutandis.
2.2.This Amendment shall not constitute an amendment or waiver of any provision of the SPA not expressly amended herein. All other terms of the SPA shall remain unchanged.
2.3.This Amendment constitutes an integral part of the SPA. In the event of any inconsistency or discrepancy between this Amendment and the SPA, the provisions of this Amendment shall prevail, govern and supersede in all respects.
[Signature Page Follows]

[Signature page to Amendment to the SPA]

HOLISTO LTD        trivago N.V.
By: /s/ Eran Shust        By: /s/ Robin Harries
Name: Eran Shust        Name: Robin Harries
Title: CEO        Title: Chief Financial Officer